Exhibit 5
Boise Inc.
Legal Department
1111 West Jefferson Street Ste. 200
PO Box 990050 Boise, ID 83799-0050
T 208 384 7732 F 208 384 7945
KarenGowland@BoiseInc.com

Karen E. Gowland
Senior Vice President, General Counsel
and Secretary

July 27, 2012

Securities and Exchange Commission
Attention: Division of Corporate Finance
450 Fifth Street, NW
Washington, DC 20549

Subject: Boise Inc. Common Stock Issuable Under the Boise Inc. Incentive and Performance Plan

Ladies and Gentlemen:

I am the senior vice president, general counsel and secretary of Boise Inc., a Delaware corporation. In that capacity, I represent the company in connection with the preparation and filing with the SEC of a registration statement on Form S-8 relating to the re-registration of 2,927,626 shares of the company's common stock for future issuance under the Boise Inc. Incentive and Performance Plan (the Plan). I reviewed originals or copies of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as I deemed it necessary to examine for purposes of this opinion.

Based on the foregoing, it is my opinion that shares of common stock to be issued under the Plan will, when sold, be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the registration statement on Form S-8. In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Sincerely,

/s/ KAREN E. GOWLAND

Karen E. Gowland

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